EXHIBIT 10.19

TRANSITION AND SUCCESSION AGREEMENT

     AGREEMENT, dated as of the 15th day of December, 2003 (this “Agreement”), by and between Mylan Laboratories Inc., a Pennsylvania corporation (the “Company”), and Robert J. Coury (the “Executive”).

     WHEREAS, the execution and delivery of this Agreement by the parties hereto was contemplated by, and is in furtherance of, the terms and conditions of the Employment Agreement (as defined below); and

     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure the Executive’s full attention and dedication to the Company in the event of any threatened Change of Control (as defined herein), and to provide the Executive with compensation and benefits arrangements upon a Change of Control.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     Section 1. Definitions. (a) “Affiliated Company” means any company controlled by, controlling or under common control with the Company.

     (b)  “Change of Control” means:

          (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(b), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 1(b)(3)(A), 1(b)(3)(B) and 1(b)(3)(C);

          (2) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

          (3) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

          (4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     (c)  “Employment Agreement” means the Executive Employment Agreement dated July 22, 2002, by and between the Company and the Executive, and any extension or modification thereof or any successor agreement thereto.

     Section 2. Term of Agreement; Renewal. This Agreement shall commence and be effective as of the date hereof and shall end on the third anniversary of the date hereof; provided, however, that, commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), this Agreement shall be automatically extended so as to terminate three years from such Renewal Date, unless, at least 60 days prior to a Renewal Date no less than three years from the date hereof, the Company shall give notice to the Executive that this Agreement shall not be so extended.

     Section 3. Obligations of the Company upon Change of Control. (a) In the event of a Change of Control, the Executive’s employment shall terminate automatically and the Executive shall be paid an amount equal to four (4) times the sum of: (i) the highest Minimum Base Salary (as defined in the Employment Agreement) payable to the Executive under the Employment Agreement, plus (ii) an amount equal to the highest bonus determined to date under Section 3(b) of the Employment Agreement (including any additional discretionary bonus determined by the Company’s Compensation Committee ). Such amount shall be paid in a lump sum, in cash, within twenty-four (24) hours of the first date on which a Change of Control occurs (such date, the “Payment Date”). In addition, the Executive’s health insurance benefits shall be continued for thirty-six (36) months from the first date on which a Change of Control occurs at the Company’s cost; provided, however, that in the case of health insurance continuation, the Company’s obligation to provide health insurance benefits shall end at such time as the Executive, at his option, voluntarily obtains health insurance benefits through another employer or otherwise in connection with rendering services for a third party.

     (b)  The Executive and Company intend that no part of these payments under Section 3(a) be deemed to be a “parachute payment” as defined under Section 280G of the Code (as defined below), and instead such payments are meant to compensate the Executive for services rendered. However, should any portion of these payments give rise to excise taxes imposed under Section 4999 of the Code, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of the excise and all other taxes (and any interest or penalties imposed with respect to such taxes) and excise tax imposed upon the Gross-Up Payment, the Executive retains an amount equal to the attorneys’ and accountants’ fees incurred with respect to or in connection with the payment of such excise tax. Any amounts payable under this subsection not paid within 30 days of the Executive’s reasonably detailed invoice thereof shall subject to liquidated damages at a rate of 5% of the delayed payment; any amounts remaining unpaid thereafter shall be assessed liquidated damages at a rate of 5% of the delayed payment (including liquidated damages then payable) for each additional 30-day period following the initial 30 days.

     (c)  Upon a Change of Control, the Employment Agreement, with the exception of Section 9 thereof, which shall survive in all respects, shall be null and void and of no further force or effect, provided the Executive shall be paid all amounts earned and due to the Executive thereunder no later than the Payment Date, subject in all respects to Section 4 below.

     Section 4. Employment Agreement; Non-Exclusivity of Rights. The Executive shall be entitled to the higher of the benefits and compensation payable under this Agreement or those payable under the Employment Agreement as if the Change of Control were deemed a termination without Cause (as defined therein). It is the intent of the parties that nothing in this Agreement or in the Employment Agreement shall affect any right the Executive may have with respect to: (i) any vested or other benefits that the Executive is entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to a Change of Control; and (ii) continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify.

     Section 5. Non-Competition. In consideration for the protections provided to the Executive under this Agreement, the Executive agrees that from the date on which a Change of Control first occurs until the first anniversary thereof, the Executive will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or (other than through the ownership of not more than five percent (5%) of the voting stock of any publicly held corporation) have any financial interest in, or aid or assist anyone else in the conduct of, a business which at the time of such termination competes in the United States with a business conducted by the Company or any group, division or subsidiary of the Company (“Company Group”) as of the date on which a Change of Control first occurs. Notwithstanding the foregoing, the Executive’s employment by a business that competes with the business of the Company, or the retention of the Executive as a consultant by any such business shall not violate this Section 5 if the Executive’s duties and actions for the business are solely for groups, divisions or subsidiaries that are not engaged in a business that competes with a business conducted by the Company. No business shall be deemed to be a business conducted by the Company unless the Company was engaged in the business as of the date on which a Change of Control first occurs and continues to be engaged in the business and at least twenty-five percent (25%) of the Company’s consolidated gross sales and operating revenues, or net income, is derived from, or at least twenty-five percent (25%) of the Company’s consolidated assets are devoted to, such business and no business shall be deemed to compete with a business conducted by the Company unless at least twenty-five percent (25%) of the consolidated gross sales and operating revenues, or net income, of any consolidated group that includes the business, is derived from, or at least twenty-five percent (25%) of the consolidated assets of any such consolidated group are devoted to, such business.

     Section 6. No Set-Off; Company’s Obligations; Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment (except as explicitly set forth in Section 3 with regard to health insurance benefits). The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest or disagreement (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). No obligation of the Company under this Agreement to pay the Executive’s fees or expenses shall in any manner confer upon the Company any right to select or approve any of the attorneys or accountants engaged by the Executive.

     Section 7. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of the Executive’s right to be paid any amounts or provided with any benefits due to the Executive hereunder during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     Section 8. Successors. (a) This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive; provided, however, the Executive may designate one or more beneficiaries to receive amounts payable hereunder after his death. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

     (b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 8(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.

     (c)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

     Section 9. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors, permitted assigns and legal representatives.

     (b)  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     if to the Executive:

          at the most recent address on record at the Company;

     if to the Company:

Mylan Laboratories Inc.
1500 Corporate Drive
Canonsburg, Pennsylvania 15317
Attention: Chief Legal Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     (c)  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any invalid or unenforceable provision shall be deemed severed from this Agreement to the extent of its invalidity or unenforceability, and this Agreement shall be construed and enforced as if the

Agreement did not contain that particular provision to the extent of its invalidity or unenforceability, provided that in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable..

     (d)  The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     (e)  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

ROBERT J. COURY	MYLAN LABORATORIES INC.

/s/ Robert J. Coury	/s/ Milan Puskar

By: Milan Puskar
Its: Chairman